Exhibit 77(c)

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders of the High Yield Fund was held March 14, 2002. This meeting was adjourned until April 9, 2002 to permit further solicitation of shareholders for their proxies. A brief description of each matter voted upon as well as the results are outlined below:

     1. To approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") by and among High Yield Fund and Pilgrim High Yield Fund II ("High Yield Fund II") providing for the merger of High Yield Fund with and into High Yield Fund II, which will be renamed the "ING High Yield Opportunity Fund."

          ING High Yield Fund           For            Against         Abstain
          -------------------        ----------       ---------       ---------
          April 9th                  28,638,517         997,477       1,058,812

     2. To transact such other business, not currently contemplated, that may properly come before the Special Meeting in the discretion of the proxies or their substitutes.

          ING High Yield Fund           For            Against         Abstain
          -------------------        ----------       ---------       ---------
          April 9th                  28,257,626       1,115,751       1,345,798

A special meeting of shareholders of each Fund was held on February 21, 2002. This meeting was adjourned to March 21, 2002, April 9, 2002 and then to April 16, 2002 to permit further solicitation of shareholders of the ING High Yield Fund and ING High Yield Opportunity Fund for their proxies related to proposal 3:

     3. To approve Plans of Reorganization to change only the form of corporate organization of some of the Funds without changing the substance or investment aspects of the Funds. (each fund voting separately):

                                                                        Broker
          ING High Yield Fund         For       Against    Abstain     Non-Vote
          -------------------      ----------   -------   ---------   ----------
          April 9th                30,045,457   675,816   1,372,818   16,322,698
          April 16th               30,470,805   681,592   1,428,486   15,926,366

                                                                        Broker
          ING High Yield
          Opportunity Fund            For       Against    Abstain     Non-Vote
          ----------------         ----------   -------   ---------   ----------
          April 9th                14,214,716   425,616     633,749    6,386,061
          April 16th               14,782,372   435,095     666,959    4,548,255